As filed with the Securities and Exchange Commission on January 3, 2020

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________

Natura &Co Holding S.A.

(Exact Name of Registrant as Specified in its Charter)

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Natura &Co Holding Inc.

(Translation of Registrant’s Name into English)

Federative Republic of Brazil	2844	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A Parque Anhanguera São Paulo, São Paulo 05106-000, Brazil Telephone: +55 11 4446-4200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
	_________________________
Natura &Co Holding S.A. Long Term Incentive Program
	(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone No.: +1 212-947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_________________________
Copy to:

Manuel Garciadiaz Daniel Brass Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
	Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common share, no par value (1)	67,215,084	$9.45	$635,363,160	$82,470.14

(1)	The common shares (the “Common Shares”) of Natura & Co Holding S.A. (the “registrant”) registered hereunder may be represented by the registrant’s American Depositary Shares (“ADSs”), with each ADS representing two Common Shares. The registrant’s ADSs issuable upon deposit of the Common Shares have been registered under a separate registration statement on Form F-6 (333-233972).

(2)	Represents ordinary shares issuable pursuant to the Natura & Co Holding S.A. Long Term Incentive Program (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of additional Common Shares that may be offered or issued pursuant to the Plans to prevent dilution resulting from any share dividend, share split or other similar transaction.

(3)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of R$38.29 Brazilian Real, the average high and low sale price of the Common Shares of the registrant on B3 - Brazil Stock Exchange on January 2, 2020, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on December 27, 2019, of $1.0000 to R$4.0507 Brazilian Real.

(4)	Rounded up to the nearest penny. Determined in accordance with Section 6(b) of the Securities Act at a rate equal to U.S.$129.80 per U.S.$1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement on Form S-8 in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plans covered by this registration statement, as specified by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The registrant’s prospectus, dated October 4, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the registrant’s Registration Statement on Form F-4 (Registration No. 333-233910), as originally filed by the registrant on September 24, 2019, and subsequently amended;

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in clause (a) above; and

(c) The description of the registrant’s common shares which is contained in the registrant’s registration statement on Form 8-A, dated December 23, 2019 (Registration No. 001-39169), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Report of Foreign Private Issuer on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. The registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant’s by-laws provide that the registrant will indemnify and hold harmless its directors, executive officers and committee members, as well as other employees that hold a managerial position or function in the registrant (collectively, the “Beneficiaries”), in the event of any damage or loss actually suffered by the Beneficiaries due to the regular exercise of their duties.

However, the registrant will not indemnify a Beneficiary for: (i) acts committed outside the exercise of powers or duties; (ii) acts with bad faith, willful misconduct, gross negligence or fraud; (iii) acts practiced in the Beneficiary’s own interest or of third parties, to the detriment of the registrant’s social interest; (iv) indemnification arising from a corporate lawsuit (contemplated in Art. 159 of the Law No. 6,404/76 (action for civil liability)) or compensation for damages referred to in art. 11, § 5, II of Law 6,385, of December 7, 1976 (CVM administrative proceeding); or (v) other exclusions of indemnification provided for in an indemnity agreement entered into with the Beneficiary. The registrant’s by-laws provide that, should a Beneficiary be convicted, by a final and non-appealable court decision, for acting (i) outside the exercise of its duties; (ii) with bad faith, willful misconduct, gross negligence or fraud, or (iii) in the Beneficiary’s own interest or of third parties, to the detriment of the registrant’s corporate interest, the Beneficiary shall reimburse the registrant for all costs and expenses incurred for legal assistance, in accordance with Brazilian law in force, as set forth in Article 37, paragraph 1st of the registrant’s by-laws.

The registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the registrant for amounts that it may be required or permitted by law to pay directors or officers of the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are filed as a part of, or incorporated by reference into, this registration statement.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	By-laws of the registrant (incorporated herein by reference to the registrant’s registration statement on Form F-4, filed with the Commission on September 24, 2019 (Registration No. 333-233910)
5.1*	Opinion of Pinheiro Neto Advogados
23.1	Consent of Pinheiro Neto Advogados (included in Exhibit 5.1)
23.2*	Consent of KPMG Auditores Independentes S.S. with respect to the consolidated financial statements of Natura Cosméticos S.A.
23.3*	Consent of Grant Thornton Auditores Independentes with respect to the consolidated financial statements of Natura Cosméticos S.A.
23.4*	Consent of Deloitte LLP with respect to the consolidated financial statements of The Body Shop
23.5*	Consent of PricewaterhouseCoopers LLP (United Kingdom) with respect to the consolidated financial statements of Avon Products, Inc.
23.6*	Consent of PricewaterhouseCoopers LLP (United States) with respect to the consolidated financial statements of Avon Products, Inc.
24.1	Power of Attorney (included in the signature page hereto)
99.1*	Natura &Co Holding S.A. Long Term Incentive Program

_________________

*	Filed herewith.

SIGNATURES OF NATURA &CO HOLDING S.A.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil on January 3, 2020.

Natura &Co Holding S.A.

By:	/s/ José Antonio de Almeida Filippo
Name:	José Antonio de Almeida Filippo
Title:	Principal Executive and Financial Officer

By:	/s/ Itamar Gaino Filho
Name:	Itamar Gaino Filho
Title:	Chief Legal and Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes José Antonio de Almeida Filippo and Itamar Gaino Filho, jointly and severally (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated in respect of Natura &Co Holding S.A. on January 3, 2020.

Signature	Title	Date
/s/ José Antonio de Almeida Filippo	Principal Executive and Financial Officer	January 3, 2020
José Antonio de Almeida Filippo

/s/ Anderson Pennachio Garbin	Chief Accounting Officer	January 3, 2020
Anderson Pennachio Garbin

/s/ Antonio Luiz da Cunha Seabra	Co-chairman of the Board	January 3, 2020
Antonio Luiz da Cunha Seabra

/s/ Guilherme Peiraõ Leal	Co-chairman of the Board	January 3, 2020
Guilherme Peiraõ Leal

/s/ Pedro Luiz Barreiros Passos	Co-chairman of the Board	January 3, 2020
Pedro Luiz Barreiros Passos

/s/ Roberto de Oliveira Marques	Executive Chairman of the Board	January 3, 2020
Roberto de Oliveira Marques

/s/ Carla Schmitzberger	Director	January 3, 2020
Carla Schmitzberger

/s/ Fábio Colleti Barbosa	Director	January 3, 2020
Fábio Colleti Barbosa

/s/ Gilberto Mifano	Director	January 3, 2020
Gilberto Mifano

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Natura &Co Holding, S.A., has signed this registration statement on January 3, 2020.

Signature		Title

/s/ Richard Arthur		Authorized Representative
Name:	Richard Arthur
Title:	Assistant Secretary on behalf of Cogency Global Inc.